FOR IMMEDIATE RELEASE                                 Wednesday, April 23, 2003
                                                                (No.2003-04-06)


            CARMANAH ENTERS INTERNATIONAL AVIATION LIGHTING MARKET
                        Preliminary Sales Over $300,000

VICTORIA,  BRITISH  COLUMBIA,  CANADA  - April 23, 2003 - Carmanah Technologies
Corporation (TSX VE: CMH) is pleased to announce its official launch into the worldwide aviation lighting market will be at the 75th Annual American
Association  of  Airport  Executives (AAAE) Conference and  Exposition  in  Los
Angeles, California, April 27-30, 2003.

The  Conference  is the largest  show  in  the  U.S.  aviation  industry,  with
approximately 4000  attendees.   Carmanah  will be at booth #242 presenting six
solar-powered  LED  aviation  lights  for applications  including  temporary  /
permanent runway and taxiway edge lighting,  obstruction,  barricade,  heli-pad and construction lighting.

"With our successful entries into the transportation, railway, and transit markets, aviation lighting was a natural progression for our Company," states
Art Aylesworth, Carmanah's CEO. "We are already supplying solar-powered LED lighting for installation in some of the harshest environmental conditions imaginable. Through this experience, we have established a core technology that is extremely reliable, durable and long lasting - ideal for many applications in the aviation market. The response so far from our new aviation customers has been extremely positive."

Preliminary sales efforts since mid-December, 2002, have resulted  in  sales of more  than  $300,000 into a dozen countries worldwide and over 20 installations
across North  America.   To  support  its efforts, Carmanah has also launched a
targeted web site, www.solarairportlights.com,  to  serve  its  growing list of customers.

Application highlights include a massive rolling barricade designed in response to post-9/11 security measures at Chicago's O'Hare International  Airport and a large  taxiway  edge,  apron  edge,  and  barricade  lighting  installation  at
Elmendorf  Air  Force  Base  in  Alaska.   In  addition,  Carmanah has supplied
hundreds of lights for installation at a number of U.S. Air  Force locations in the United States and the Persian Gulf.  "We are using the lights  for airfield taxiway  and  runway edge lighting," states a U.S.A.F. sergeant in the  Persian
Gulf region.  "The  performance  so  far is outstanding with praise coming from the airfield management officers."

Carmanah's solar-powered LED aviation lights can be installed for approximately
one-tenth  the  cost  of  conventional  hard-wired   systems.   Vastly  reduced
operational  costs  yield additional savings over conventional  systems,  whose
batteries and incandescent  bulbs  require  frequent  replacement.   Carmanah's
aviation  lights  use  solar  power  to  operate autonomously for up to 5 years without any scheduled maintenance.  The LEDs  are  shockproof,  last  for up to
100,000 hours and use a fraction of the energy of incandescent lighting.   Each
unit can be installed in minutes with no digging, wiring or external electrical connections.

Under  the  FAA's Advisory Circular 150/5370-2E, Carmanah's aviation lights are suitable for  barricade  and  temporary construction applications at commercial airports.  "About half of the 14,000  general aviation airports in the U.S. are
currently  without  runway  edge  or  taxiway   lighting,"  states  Mike  Ball,
Carmanah's Vice President of Sales & Marketing.   "Each  location  represents a
potential market for tens or hundreds of lights."





ABOUT CARMANAH TECHNOLOGIES INC.

Carmanah  is  an award winning alternative energy manufacturer specializing  in patented solar-powered LED lighting solutions for the marine, transit, roadway, railway, mining  and  aviation markets.  The Company has more than 50,000 units
installed in 110 countries.   The  shares  of Carmanah Technologies Corporation
(parent company) are publicly traded on the  TSX  Venture  Exchange  under  the symbol  "CMH"  and on the Berlin and Frankfurt Stock Exchanges under the symbol
"QCX".  For more information, please visit www.carmanah.com.


On Behalf of the Board of Directors,
CARMANAH TECHNOLOGIES CORPORATION

" Praveen Varshney "

PRAVEEN VARSHNEY, DIRECTOR



For further information, please contact:

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INVESTOR RELATIONS:            MEDIA:
Mr. Praveen Varshney, Director Mr. David Davies
Tel:  (604) 629-0264           Tel:  (250) 382-4332
Toll-Free:  1-866-629-0264     ddavies@carmanah.com
investors@carmanah.com
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


This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described under the caption "Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in our Annual Report for the fiscal year ended December 31, 2001, as filed with the U.S. Securities and Exchange Commission and which are incorporated herein by reference. These risks and uncertainties are also described under the caption "Risk Factors" in our Annual Information Form dated December 31, 2001, as filed with the British Columbia Securities Commission and which are incorporated herein by reference. We do not assume any obligation to update the forward-looking information contained in this press release.


         SUITE 1304-925 WEST GEORGIA ST., VANCOUVER, BC, CANADA   V6C 3L2
                  PHONE (604) 629-0264 TOLL FREE 1-866-629-0264
               FAX (604) 682-4768   E-MAIL: INVESTORS@CARMANAH.COM